Exhibit 99.1

Jabil Enters into Preliminary Agreement Relating to Sale of Mobility Business

ST. PETERSBURG, Fla. – August 27, 2023 – Jabil Inc. (NYSE: JBL), today announced a preliminary agreement with BYD Electronic (International) Company Limited (“BYDE”) relating to the sale of its Mobility business in a potential transaction expected to be valued at approximately $2.2 billion.

“This transformational deal would represent the largest transaction in the history of our company, and I am thrilled to be able to work with a reputable company like BYDE to drive this business successfully forward,” said CEO Kenny Wilson.

“If completed, the proceeds from this transaction will enable us to enhance our shareholder-centric capital framework, including incremental share buybacks. Additionally, it will provide opportunities for further investment in electric vehicles, renewable energy, healthcare, AI cloud data centers, and other end-markets,” he added.

As part of the agreement, the parties have agreed to endeavor to enter into a definitive agreement. The divestiture will not be completed until the parties have completed due diligence and executed a definitive agreement and closed the transaction, which will be subject to the satisfaction of required regulatory approvals and other customary closing conditions.

Forward Looking Statements: This release contains forward-looking statements, including those regarding the preliminary agreement and the potential transaction with BYDE. The statements in this release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. Forward-looking statements could be affected by the following factors, among others, related to the potential transaction: the occurrence of any event, change or other circumstances that could give rise to the termination of the preliminary agreement, the possibility of not being able to satisfactorily negotiate and execute a binding definitive agreement providing for the potential transaction, or the failure to satisfy closing conditions and consummate the potential transaction; the ability of Jabil or BYDE to obtain required regulatory approvals for the potential transaction and the timing and conditions for such approvals; the ability to obtain any approval required from the stockholders of BYDE or required consents of other third parties; disruption from the potential transaction, including potential adverse changes to relationships with customers, employees, suppliers or other parties resulting from the failure to execute a binding definitive agreement or to consummate the potential transaction; potential proceedings relating to the potential transaction that could be instituted against Jabil; unexpected costs or unexpected liabilities that may arise from the potential transaction, whether or not consummated; the inability to retain key personnel; the impact of changes in economic, market, political or social conditions; and future regulatory or legislative actions that could adversely affect the parties. Additional factors that could cause such differences can be found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2022 and our other filings with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements.

About Jabil:

Jabil (NYSE: JBL) is a manufacturing solutions provider with over 250,000 employees across 100 locations in 30 countries. The world’s leading brands rely on Jabil’s unmatched breadth and depth of end-market experience, technical and design capabilities, manufacturing know-how, supply chain insights, and global product management expertise. Driven by a common purpose, Jabil and its people are committed to making a positive impact on their local community and the environment. Visit www.jabil.com to learn more.

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Investor Contact

Adam Berry

Vice President, Investor Relations

Adam_Berry@jabil.com

Media Contact

Timur Aydin

Director, Enterprise Content and Media

publicrelations@jabil.com